Exhibit 1.02

CONFLICT MINERALS REPORT OF IRIDIUM COMMUNICATIONS, INC.

for the year ended December 31, 2013

This Conflict Minerals Report (this “Report”) of Iridium Communications, Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period January 1, 2013 to December 31, 2013. For purposes of this Report, “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, the Company contracts to manufacture products for which Conflict Minerals are necessary to the functionality or production.

Description of the Company’s Products Covered by this Report

The Company is a provider of mobile voice and data communications services via satellite. The Company also sells related voice and data equipment that it contracts to manufacture, including satellite handsets, Wi-Fi accessories, voice and data modems, broadband data devices and machine-to-machine data devices. The Company has determined that Conflict Minerals are necessary to the functionality or production of this equipment. These products are collectively referred to in this Report as the “Covered Products.”

The Company’s Due Diligence Process

A.	Design of the Company’s due diligence framework

The Company designed its due diligence measures in conformity, in all material respects, with the internationally recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition (OECD 2013) (“OECD Framework”), including related Supplements for each of the conflict minerals.

B.	Description of the Company’s due diligence measures performed with respect to Covered Products the manufacture of which was completed during 2013

As discussed below, the Company has conducted a good faith reasonable country-of-origin inquiry (“RCOI”) regarding the Conflict Minerals necessary to the Covered Products that was reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. Because, as a result of its RCOI, the Company could not determine the country of origin of its Conflict Minerals, the Company also performed due diligence on the source and chain of custody to determine whether the Conflict Minerals directly or indirectly financed or benefitted armed groups in the Covered Countries.

The Company’s due diligence measures were based on multi-industry initiatives with the smelters and refiners of Conflict Minerals that provide those Conflict Minerals to the Company’s suppliers. The Company as a purchaser is many steps removed from the mining of the Conflict Minerals; the Company does not purchase raw ore or unrefined Conflict Minerals, and does no purchasing in the Covered Countries. The origin of Conflict Minerals cannot be determined with certainty once the raw ores are smelted, refined and converted to ingots, bullion or other Conflict Mineral-containing derivatives. The smelters and refiners are consolidating points for raw ore and are in the best position in the total supply chain to know the origin of the ores. As a result, tracing these minerals to their sources is a challenge that requires the Company to enlist its suppliers in its efforts to achieve supply chain transparency, including its effort to obtain information regarding the origin of the Conflict Minerals.

The Company’s due diligence measures performed with respect to Covered Products the manufacture of which was completed during 2013 included:

•	Creating a Conflict Minerals Team comprised of senior members of its legal, manufacturing, engineering and purchasing organizations under the oversight of the Chief Legal Officer. Senior management was briefed about the results of the Company’s due diligence efforts on a regular basis.

•	Updating and communicating to its suppliers and the public the Company’s DRC Conflict Free Sourcing Policy for the supply chain of minerals originating from Conflict-Affected and High-Risk Areas (the “Policy”). The Policy can be found here: http://www.iridium.com/About/IndustryLeadership/Conflict-Minerals-Compliance-Program.aspx.

•	Creating and implementing internal standard operating procedures that provide a process to be followed in order to generate and maintain the information needed to comply with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

•	Establishing a grievance mechanism for concerned parties who wish to report information regarding the Company’s use of Conflict Minerals. Communications may be sent to supplychain@iridium.com.

•	Assessing all products and suppliers in order to identify Conflict Minerals scope and risk. The Company’s products and suppliers were evaluated for use of Conflict Minerals through a review of internal documents, including bills of material, materials declarations and purchasing contracts. Suppliers added after the initial review were assessed as part of the Company’s initial vendor due diligence and compliance assessment program, which was designed in connection with preparation of this Report to assess transparency from its vendors, and is now applied to all new vendors. Suppliers identified as providing parts to the Company that include Conflict Minerals were tracked through an information system that captures and categorizes supplier and product information.

•	Conducting a RCOI by circulating a supply-chain survey to direct suppliers of components that contain Conflict Minerals using the EICC/GeSI Conflict Minerals Reporting Template (“EICC/GeSI template”). The purpose of this supplier survey was to identify, if possible, the supply chain, including smelters and refiners that contribute refined Conflict Minerals to the Company’s products, and the country of origin of the Conflict Minerals.

•	Verifying that direct suppliers have completed all pertinent sections of the EICC/GeSI template and making follow-up inquiries to obtain as much needed information as possible from as many suppliers as possible and to resolve any internal inconsistencies noted. Supplier responses were validated by evaluating the consistency of responses with other responses, such as email correspondence, and information known about supplies and suppliers.

•	Comparing the smelters and refiners identified by direct suppliers via the supply-chain survey against the list of smelter and refiner facilities for tantalum, tin, tungsten and gold that have received a “conflict free” designation (such as through the Conflict-Free Smelter Program (“CFSP”) developed by the Conflict-Free Smelter Initiative (“CFSI”)). The CFSP identifies smelters and refiners that an independent third-party audit has confirmed have systems in place that comply with the CFSP’s assessment protocols to assure sourcing of only conflict-free minerals.

•	Designing and implementing a risk management plan that includes taking actions with respect to suppliers who cannot or will not provide sufficient component and supply chain information or are using minerals that have not received a “conflict free” designation. The specific supplier correction actions taken depended on factors such as vendor size, risk level and vendor capabilities, but may include looking for alternative suppliers or parts.

•	Reporting the results of the Company’s due diligence on its website at http://www.iridium.com/about/industryleadership/Conflict-Minerals-Compliance-Program.aspx.

Due Diligence Findings

A.	Results of the Company’s Due Diligence

The Company reached out to 203 suppliers of the total 226 suppliers on the Company’s master supplier list. The Company decided to conduct a survey of all suppliers used by its contract manufacturers, Celestica Inc. and Benchmark Electronics, Inc., unless it was explicitly known from the material description that the material purchased did not contain Conflict Minerals. From this analysis, it was determined that 23 of the 226 suppliers did not need to be contacted. Due to the Company’s relative location within the supply chain in relation to the actual extraction and transport of ore, however, its ability to verify the accuracy of information reported by suppliers is limited. The Company surveyed the remaining 203 suppliers, with the results set forth below, based solely on information provided by the surveyed suppliers, to the extent reasonably determinable by the Company:

Initial Assessment and Survey:

Suppliers
Total number of suppliers in scope of Conflict Minerals requirements	226
Suppliers surveyed	203
Responses received	113

Supplier Responses:

Suppliers
Conflict Minerals do not originate from the Covered Countries	56
Conflict Minerals originate from the Covered Countries using certified conflict-free smelters or refiners	0
Conflict Minerals originate from the Covered Countries using non-certified smelters or refiners	0
Conflict Minerals source is unknown	39
Conflict Minerals are not used in the products supplied	18

Total	113

Identified Smelters and Refiners. As a result of the Company’s due diligence efforts, it has identified and obtained sourcing information on smelters used by 56% of the suppliers that contribute to the processing of the Company’s necessary Conflict Minerals. The identified facilities that are certified by the CFSI are listed in Annex 1. The information provided by suppliers was, in most cases, not specific enough to identify the source of Conflict Minerals in specific components provided by the supplier and only identified the sources used by the responding supplier.

Identified Countries of Origin. Based on the information obtained pursuant to the due diligence process, the Company does not have sufficient information with respect to the Covered Products to determine the countries of origin of the Conflict Minerals in the Covered Products.

Efforts to Determine Mine or Location of Origin. The Company’s efforts to determine the mine(s) or location of origin with the greatest possible specificity included the use of the due diligence measures described above.

On the basis of the due diligence measures described above, the Company has determined that 35% of the suppliers for which it was able to obtain sourcing information provide materials that contain Conflict Minerals that are of uncertain origin, and 65% either provide materials that do not contain Conflict Minerals, or do not provide any reason to believe that their Conflict Minerals originated in the Covered Countries. None of the Covered Products was sourced exclusively from such suppliers.

On the basis of the due diligence measures described above, the Company has concluded in good faith that it does not have sufficient information from suppliers or other sources to determine whether the necessary Conflict Minerals in its products originated in the Covered Countries and, if so, whether the necessary Conflict Minerals were from recycled or scrap sources, or whether they directly or indirectly benefitted armed groups in the Covered Countries.

B.	Steps to be taken to mitigate risk

The Company intends to undertake the following steps to improve the due diligence conducted to improve supply chain transparency and to further mitigate the risk that Conflict Minerals needed for Covered Products finance or benefit armed groups in the Covered Countries, including:

•	Encouraging supplier participation in industry initiatives to increase compliance and response rate to suppliers’ smelter surveys.

•	Contacting smelters identified as a result of the due diligence process and requesting their participation in obtaining a “conflict free” designation from an industry program such as the CFSP.

•	As more smelters participate in the CFSP, comparing survey results to information collected via independent conflict free smelter validation programs.

•	Providing training materials for suppliers who so request on responsible sourcing and the Company’s Policy.

•	Updating supplier contract terms and renewing previous contracts, to add a clause to require suppliers to provide information about the source of Conflict Minerals and smelters.

•	Developing and communicating a policy whereby suppliers who do not improve their responses in a timely fashion will be evaluated for potential removal as a preferred supplier from the Company’s supply chain.

•	Engaging with suppliers and directing them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

•	Reevaluating product designs to reduce the use of Conflict Minerals when reasonably possible and reconsidering the selection of component suppliers.

Forward-Looking Statements

Forward-looking statements in this Report are made pursuant to the safe harbor provisions of Section 21E of the Exchange Act and other federal securities laws. Investors are cautioned that statements in this Report that are not strictly historical statements, including without limitation, the Company’s intentions and expectations regarding further supplier engagement, due diligence and risk mitigation efforts and strategy, constitute forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate information, fraud and other irregularities), inadequate supplier education and knowledge, limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and limitations on the Company’s ability to verify the accuracy or completeness of any supply chain information provided by suppliers or others.

ANNEX 1

Tantalum

Smelter ID	Smelter Name	Compliant Refiner Location
CID000291	Conghua Tantalum and Niobium Smeltry	a. Conghua, Guangdong, China

CID000410	Duoluoshan	a. Plant 1, Sihui City, Guangdong, China
b. Plant 2, Sihui City, Guangdong, China
c. Plant 3, Sihui City, Guangdong, China

CID000456	Exotech Inc.	a. Pompano Beach, Florida, USA

CID000460	F&X Electro-Materials Ltd.	a. Jiangmen, Guangdong, China

CID000564	Global Advanced Metals	a. Aizuwakamatsu, Fukushima, Japan
b. Boyertown, Pennsylvania, USA

CID000654	H.C. Starck Group	a. Newton, Massachusetts, USA
b. Goslar, Lower Saxony, Germany
c. Laufenburg, Baden-Württemberg, Germany
d. Hermsdorf, Thuringia, Germany
e. Mito, Ibaraki, Japan
f. Map Ta Phut, Rayong, Thailand

CID000731	Hi-Temp	a. Yaphank, New York, USA

CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	a. Jiujiang, Jiangxi, China

CID000917	Jiujiang Tanbre Co., Ltd.	a. Jiujiang, Jiangxi, China

CID000963	Kemet Blue Powder	a. Matamoros, Tamaulipas, Mexico
b. Mound House, Nevada, USA

CID001192	Mitsui Mining & Smelting	a. Omuta, Fukuoka, Japan

CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	a. Shizuishan, Ningxia, China

CID001368	Plansee	a. Reutte, Tyrol, Austria
b. Liezen, Styria, Austria

CID001769	Solikamsk Metal Works	a. Solikamsk, Perm Krai, Russia

CID001869	Taki Chemicals	a. Harima, Hyogo, Japan

CID001879	Tantalite Resources	a. Modderfontein, Gauteng, South Africa

CID001891	Telex	a. Croydon, Pennsylvania, USA

CID001969	Ulba	a. Ust-Kamenogorsk, East Kazakhstan, Kazakhstan

CID002232	Zhuzhou Cement Carbide	a. Zhuzhou, Hunan, China

CID001522	RFH Tantalum Smeltry Co., Ltd	a. Zhuzhou, Hunan, China

Tin

Smelter ID	Smelter Name	Compliant Refiner Location
CID001105	Malaysia Smelting Corporation (MSC)	a. Butterworth, Penang, Malaysia

CID001182	Minsur	a. Paracas, Ica, Perú

CID001191	Mitsubishi Materials Corporation	a. Chiyoda, Tokyo, Japan
b. Asago, Hyogo, Japan

CID001337	OMSA	a. Oruro, Oruro, Bolivia

CID001428	PT Bukit Timah	a. Pangkal Pinang, Bangka Island, Indonesia

CID001477	PT Tambang Timah	a. Kundur, Riau Islands, Indonesia

CID001482	PT Timah	a. Mentok, Bangka Belitung Islands, Indonesia

CID001898	Thaisarco	a. Amphur Muang, Phuket, Thailand

CID002036	White Solder Metalurgia e Mineração Ltda.	a. Ariquemes, Rondonia, Brazil

CID002180	Yunnan Tin Company, Ltd.	a. Gejiu, Yunnan, China

CID001173	Mineração Taboca S.A.	a. Pirapora do Bom Jesus, São Paulo, Brazil

Gold

Smelter ID	Smelter Name	Compliant Refiner Location
CID000035	Allgemeine Gold-und Silberscheideanstalt A.G.	a. Pforzheim, Baden-Württemberg, Germany

CID000058	AngloGold Ashanti Córrego do Sítio Minerção	a. Nova Lima, Minas Gerais, Brazil

CID000077	Argor-Heraeus SA	a. Mendrisio, Ticino, Switzerland

CID000082	Asahi Pretec Corporation	a. Saitama Factory, Kobe, Hyogo, Japan
b. Amagasaki Factory, Kobe, Hyogo, Japan
c. Technical Research Center, Kobe, Hyogo, Japan
d. Ehime Factory, Saijyo, Ehime, Japan

CID000233	Chimet S.p.A.	a. Arezzo, Tuscany, Italy

CID000401	Dowa	a. Kosaka, Akiau, Japan b. Chiyoda, Tokyo, Japan

CID000425	Eco-System Recycling Co., Ltd.	a. Honjo, Saitama, Japan

CID000694	Heimerle + Meule GmbH	a. Pforzheim, Baden-Württemberg, Germany
b. Vienna, Vienna, Austria

CID000707	Heraeus Ltd. Hong Kong	a. Fanling, Hong Kong, China

CID000711	Heraeus Precious Metals GmbH & Co. KG	a. Hanau, Hesse, Germany

CID000807	Ishifuku Metal Industry Co., Ltd.	a. Soka, Saitama, Japan

CID000814	Istanbul Gold Refinery	a. Kuyumcukent, Istanbul, Turkey

CID000920	Johnson Matthey Inc	a. Salt Lake City, Utah, USA

CID000924	Johnson Matthey Ltd	a. Brampton, Ontario, Canada

CID000937	JX Nippon Mining & Metals Co., Ltd.	a. Oita, Oita, Japan

CID000969	Kennecott Utah Copper LLC	a. Salt Lake City, Utah, USA

CID000981	Kojima Chemicals Co., Ltd	a. Sayama, Saitama, Japan

CID001078	LS-NIKKO Copper Inc.	a. Onsan-eup, Ulsan, Korea

CID001113	Materion	a. Buffalo, New York, USA
b. Wheatfield, New York, USA

CID001119	Matsuda Sangyo Co., Ltd.	a. Iruma Factory, Iruma, Saitama, Japan
b. Iruma Second Factory, Iruma, Saitama, Japan
c. Musashi Factory, Iruma, Saitama, Japan
d. R&D Center, Iruma, Saitama, Japan

CID001149	Metalor Technologies (Hong Kong) Ltd	a. Kwai Chung, Hong Kong, China

CID001152	Metalor Technologies (Singapore) Pte. Ltd.	a. Tuas Tech Park, Tuas, Singapore

CID001153	Metalor Technologies SA	a. Neuchâtel, Neuchâtel, Switzerland

CID001157	Metalor USA Refining Corporation	a. North Attleboro, Massachusetts, USA

CID001188	Mitsubishi Materials Corporation	a. Naoshima, Kagawa, Japan

CID001193	Mitsui Mining and Smelting Co., Ltd.	a. Takehara, Hiroshima, Japan

CID001259	Nihon Material Co. LTD	a. Noda, Chiba, Japan

CID001322	Ohio Precious Metals, LLC	a. Jackson, Ohio, USA

CID001352	PAMP SA	a. Castel San Pietro, Ticino, Switzerland

CID002030	Western Australian Mint trading as The Perth Mint	a. Cloverdale, Western Australia, Australia

CID001512	Rand Refinery (Pty) Ltd	a. Germiston, Gauteng, South Africa

CID001585	SEMPSA Joyería Platería SA	a. Madrid, Madrid, Spain

CID001761	Solar Applied Materials Technology Corp.	a. Tainan City, Taiwan, China

CID001798	Sumitomo Metal Mining Co., Ltd.	a. Saijyo, Ehime, Japan

CID001875	Tanaka Kikinzoku Kogyo K.K.	a. Hiratsuka, Kanagawa, Japan

CID001938	Tokuriki Honten Co., Ltd	a. Kuki, Saitama, Japan

CID002314	Umicore Precious Metals Thailand	a. Dokmai, Pravet, Thailand

CID001980	Umicore SA Business Unit Precious Metals Refining	a. Hoboken, Antwerp, Belgium

CID001993	United Precious Metal Refining, Inc.	a. Alden, New York, USA

CID002003	Valcambi SA	a. Balerna, Ticino, Switzerland

Tungsten

Smelter ID	Smelter Name	Compliant Refiner Location
CID000568	Global Tungsten & Powders Corp.	Towanda, Pennsylvania, USA